NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
                                605 Third Avenue
                             New York, NY 10158-0180

                      STOCKHOLDERS ELECT CLASS I DIRECTORS

             LIQUIDATION PROPOSAL POSTPONED UNTIL SEPTEMBER 27, 2007

          FUND'S BOARD OF DIRECTORS CONTINUES TO RECOMMEND STOCKHOLDERS
  TENDER SHARES OF COMMON STOCK IN THE REVISED TENDER OFFER BY LOLA BROWN TRUST

NEW YORK, NY, August 28, 2007 - Neuberger Berman Real Estate Income Fund Inc. (NYSE: NRL) announced that each of the individuals who had been nominated by the Fund's Board of Directors for election as a Class I Director was elected at the Special Meeting of Stockholders held today. The Fund also announced that because the revised tender offer by Lola Brown Trust No. 1B (the "Trust") remains open, the vote on the proposal to liquidate and dissolve the Fund, as described in the Fund's August 16, 2007 Proxy Statement, is postponed and the Special Meeting is adjourned until Thursday, September 27, 2007. If the Trust's revised tender has not been completed by September 21, 2007, the Fund will convene the adjourned Special Meeting on September 27 to conduct a vote on the liquidation proposal, adjourn the Special Meeting to a later date, or conclude the Special Meeting without a vote.

The Trust's revised tender offer provides that the Trust will purchase all of the issued and outstanding shares of the Fund's common stock that it does not already own at a price equal to 99% of the Fund's net asset value per share as determined at the close of trading on the NYSE as of the expiration date of the tender offer. The revised tender offer is set to expire at midnight, New York City time, on Friday, September 14, 2007 and cannot be extended beyond September 21, 2007. THE FUND'S BOARD OF DIRECTORS URGES ALL HOLDERS OF COMMON STOCK TO TENDER THEIR SHARES TO THE TRUST WITHOUT DELAY.

CONTACT:
Neuberger Berman Real Estate Income Fund Inc.
Peter Sundman, 877-461-1899
Chief Executive Officer
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FORWARD-LOOKING STATEMENTS

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Fund's performance, a general downturn in the economy, competition from other funds, changes in government policy or regulation, inability of the Fund's investment advisor to attract or retain key employees, inability of the Fund's investment advisor to implement its investment strategy, inability of the Fund to manage unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.